Exhibit 2

UNITED MEXICAN STATES

Global Medium-Term Notes, Series A

Due Nine Months or More from the Date of Issue

£1,000,000,000 5.625% GLOBAL NOTES DUE 2114

March 12, 2014

Secretaría de Hacienda y Crédito Público

Unidad de Crédito Público

Insurgentes Sur 1971,Torre III, Piso 7

Col. Guadalupe Inn

Delegación Álvaro Obregón

01020 México, D.F.

México

Subject in all respects to the terms and conditions contained in the Amended and Restated Selling Agency Agreement, dated December 20, 2012 (the “Selling Agency Agreement”), between the United Mexican States (“Mexico”) and Citigroup Global Markets Inc., Citigroup Global Markets Limited, Credit Suisse Securities (USA) LLC, Credit Suisse Securities (Europe) Limited, Goldman, Sachs & Co., Goldman Sachs International, J.P. Morgan Securities LLC, J.P. Morgan Securities plc, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch International, Morgan Stanley & Co. LLC, Morgan Stanley & Co. International plc, UBS Securities LLC and UBS Limited, as agents (the “Agents”), and as modified by the terms and conditions hereof, the undersigned (the “Managers”) severally and not jointly agree to purchase, and Mexico agrees to sell, the principal amount set forth in Annex I hereto of 5.625% Global Notes due 2114 (the “Notes”) of Mexico, having the terms set forth in the Pricing Supplement dated the date hereof attached hereto as Annex II (the “Pricing Supplement”), at the Purchase Price set forth in the Pricing Supplement and described herein under “Payment” below. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pricing Supplement and the Selling Agency Agreement. All of the provisions of the Selling Agency Agreement are incorporated herein by reference, as modified by the additional terms set forth below:

Closing Date and Time:	March 19, 2014, 12:00 p.m., London time

Payment:	The Managers will pay or cause to be paid to Mexico the Purchase Price for the Notes (being the aggregate amount payable for the Notes calculated at the Issue Price, plus accrued interest on the Notes, if any, from the date specified for such Notes in the Pricing Supplement, less the discount for the Notes specified in the Pricing Supplement). Such payment shall be made in Pounds Sterling in immediately available funds to an account designated by Mexico.

Place of Delivery of Notes:	The closing shall be held at the New York office of Cleary Gottlieb Steen & Hamilton LLP.

Period during which additional Notes may not be sold pursuant to Section 4(u) of the Selling Agency Agreement:	None.

Force Majeure Provision:	☐ Section 9(b)(i) of the Selling Agency Agreement

☒ Section 9(b)(ii) of the Selling Agency Agreement

Stabilization:	In connection with the offering of Notes, Goldman, Sachs & Co. (the “Stabilizing Manager”), or any person acting on behalf of the Stabilizing Manager, may over-allot Notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager, or any person acting on behalf of the Stabilizing Manager, will undertake stabilization action. Any stabilization action may begin on or after the date of which adequate public disclosure of the final terms of the offer of the Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the Notes and 60 days after the date of the allotment of the Notes. Any stabilization action or over-allotment must be conducted by the relevant Stabilizing Manager, or any person acting on behalf of the Stabilizing Manager, in accordance with all applicable laws or rules.

Expenses:	The Managers have agreed to pay certain of Mexico’s expenses as set out in a letter to be dated the date hereof and signed by Mexico and the Managers.

Additional Representations and Warranties of Mexico:	(1) For the purposes of this Agreement, the “Time of Sale” means 3:30 p.m., London time, on March 12, 2014. The prospectus dated December 20, 2012 (the “Basic Prospectus”), as amended and supplemented by the prospectus supplement dated December 20, 2012 (the “Prospectus Supplement”) and as further amended and supplemented by the preliminary pricing supplement dated March 12, 2014, is hereinafter called the “Pricing Prospectus” and the Basic Prospectus, as amended and supplemented by the Prospectus Supplement and the final pricing supplement dated March 12, 2014, as filed with the Commission pursuant to Rule 424(b)(2), is hereinafter referred to as the “Prospectus.” The Pricing Prospectus, considered together with each Issuer Free Writing Prospectus listed in Exhibit A hereto, as of the Time of Sale (collectively, the “Time of Sale Information”), does not or will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Issuer Free Writing Prospectus listed in Exhibit A hereto did not or will not conflict with the information contained in the Registration Statement, the Pricing Prospectus or the Prospectus; provided, however, that the representations and warranties in this paragraph (1) shall not apply to statements in or omissions from any such document made in reliance upon and in conformity with information furnished in writing to Mexico by the Managers expressly for use therein.

(2) (i) At the earliest time after the filing of the Registration Statement (or the most recent post-effective amendment thereto) that Mexico or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Securities Act) and (ii) as of the date hereof, Mexico was not and is not an “ineligible issuer” (as defined in Rule 405 under the Securities Act), without taking into account any determination by the Commission pursuant to Rule 405 that it is not necessary that Mexico be considered an “ineligible issuer.”

(3) Exhibit A hereto is a complete list of any Issuer Free Writing Prospectuses relating to the Notes for which Mexico has received the consent of the Managers.

Other Provisions:	None.

The execution of this Agreement on behalf of all parties hereto will constitute acceptance by each Manager of the ICMA Agreement Among Managers New York Version 1.

Section 15 of the Selling Agency Agreement (relating to the submission to the jurisdiction of any state or federal court in the Borough of Manhattan in The City of New York by the parties thereto) is incorporated by reference herein, except that all references therein to “this Agreement” shall be deemed references to this Terms Agreement.

In addition, Mexico acknowledges and agrees that: (i) the purchase and sale of the Notes pursuant to this Terms Agreement, including the determination of the offering price of the Notes and the underwriting discount, is an arm’s-length commercial transaction between Mexico, on the one hand, and the Managers, on the other hand, and Mexico is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Terms Agreement; (ii) in connection with the transactions contemplated hereby and the process leading to such transaction each Manager is, has been, and will be acting solely as a principal and is not the financial advisor or fiduciary of Mexico, or its affiliates, creditors or employees or any other party; (iii) no Manager has assumed or will assume an advisory or fiduciary responsibility in favor of Mexico with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether such Manager has advised or is currently advising Mexico on other matters); and (iv) the Managers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Mexico, and the Managers have no obligation to disclose any of such interests by virtue of any advisory or fiduciary relationship.

This Terms Agreement supersedes all prior agreements and understandings (whether written or oral) between Mexico and the Managers, or any of them, with respect to the subject matter hereof. Mexico hereby waives and releases, to the fullest extent permitted by law, any claims that Mexico may have against the Managers with respect to any breach or alleged breach of fiduciary duty relating to the transactions contemplated by this Terms Agreement.

THIS TERMS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, EXCEPT THAT ALL MATTERS GOVERNING AUTHORIZATION AND EXECUTION OF THIS AGREEMENT BY MEXICO SHALL BE GOVERNED BY THE LAW OF MEXICO.

This Terms Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

BARCLAYS BANK PLC

By:	/s/ LOUISE KELLY
Name: Louise Kelly
Title: Authorised Attorney

GOLDMAN, SACHS & CO.

By:	/s/ ADAM GREENE
Name: Adam Greene
Title: Vice President

Accepted:

UNITED MEXICAN STATES

By:	/s/ ALEJANDRO DÍAZ DE LEÓN CARRILLO
	Name:	Alejandro Díaz de León Carrillo
	Title:	Deputy Undersecretary for Public
Credit of the Ministry of Finance and Public Credit

Annex I

Managers	Principal Amount of Notes to be Purchased
Barclays Bank PLC	£500,000,000
Goldman, Sachs & Co.	£500,000,000
Total:	£1,000,000,000

Annex II

Pricing Supplement, dated March 12, 2014

Exhibit A

Issuer Free Writing Prospectuses

1. Issuer Free Writing Prospectus to be filed with the Commission on March 12, 2014, in the form set forth in Exhibit B hereto.

Exhibit B

Filed pursuant to Rule 433

Registration Statement No. 333-185462

March 12, 2014

United Mexican States

Final Terms and Conditions

5.625% Global Notes due 2114

Issuer:	United Mexican States

Transaction:	5.625% Global Notes due 2114 (the “Notes”)

Issue Currency:	Pounds Sterling (“£”), the lawful currency of the United Kingdom, as the same may be replaced from time to time, including by the euro.

Issue Size:	£1,000,000,000

Ratings:	[Reserved]*

Maturity Date:	March 19, 2114

Pricing Date:	March 12, 2014

Settlement Date:	March 19, 2014 (T+5)

It is expected that delivery of the Notes will be made against payment therefor on the fifth day following the Pricing Date of the Notes (such settlement cycle being referred to herein as “T+5”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes on the date of pricing or the next two succeeding business days should consult their own advisors.

Coupon:	5.625%

Coupon Payment Frequency:	Annual

Issue price:	97.834%

Yield:	5.750%

Re-offer Spread over Benchmark:	+223.2bps

Reference Benchmark:	UKT 4.250% due December 2055 (price: 117.92 and yield: 3.438%)

Interest Payment Dates:	March 19 of each year, commencing March 19, 2015 (subject to interest payment date convention disclosed in the pricing supplement)

Optional Redemption:	Make Whole Call calculated using a Comparable Benchmark Rate +25 bps (at any time, from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Gross Proceeds:	£978,340,000

Ranking:	Senior Unsecured

Governing Law:	New York law

Registration:	SEC Registered

Denominations:	£100,000 and integral multiples of £1,000 in excess thereof

Day Count:	Act / Act

Underwriters Discount:	0.30%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange - Euro MTF Market Luxembourg

ISIN:	XS1046593908

Common Code:	104659390

Joint Bookrunners /Allocation:	Barclays Bank PLC (£500,000,000) Goldman, Sachs & Co. (£500,000,000)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus supplement and prospectus of Mexico, each dated December 20, 2012, accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312513146690/d479944d424b2.htm. A preliminary pricing supplement, subject to completion on March 12, 2014, for the Notes, is available from the Securities and Exchange Commission’s website at

http://www.sec.gov/Archives/edgar/data/101368/000119312514094651/d692229d424b2.htm.

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2012 is available from the Securities and Exchange Commission’s website at

http://www.sec.gov/Archives/edgar/data/101368/000119312513433036/d623256d18k.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000119312513433036/d623256dex99d.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000119312513433036/d623256dex99e.htm .

An Amendment to Mexico’s annual report on Form 18-K/A for the fiscal year ended December 31, 2012, including Mexico’s recent developments section, is available from the Securities and Exchange Commission’s website at

http://www.sec.gov/Archives/edgar/data/101368/000119312514006066/d655788d18ka.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000119312514006066/d655788dex1.htm ;

for Amendment No. 1 filed with the Securities and Exchange Commission on January 9, 2014; and

http://www.sec.gov/Archives/edgar/data/101368/000119312514094626/d692218d18ka.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000119312514094626/d692218dex1.htm ;

for Amendment No. 3 filed with the Commission on March 12, 2014.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling or Barclays Bank PLC at +44 20 7773 9090 or Goldman, Sachs & Co. at +212-902-1171.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.